Exhibit 23

Consent of Independent Registered Public Accounting Firm

Foot Locker 401(k) Plan Administrator:

We consent to the incorporation by reference in the registration statements (No. 33-10783, 33-91888,33-91886, 33-97832, 333-07215, 333-21131, 333-62425, 333-33120, 333-41056, 333-41058, 333-74688, 333-99829, 333-111222, 333-121515, 333-144044, 333-149803, 333-167066, 333-171523, 333-190680 and 333-196899) on Form S-8 of Foot Locker, Inc. of our report dated June 28, 2018, with respect to the statements of net assets available for benefits of the Foot Locker 401(k) Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the “financial statements”) and the supplemental schedules of Schedule H, Line 4a, Schedule of Delinquent Participant Contributions for the year ended December 31, 2017 and Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of the Foot Locker 401(k) Plan.

 /s/ KPMG LLP

New York, New York

June 28,  2018